Exhibit 99.1

CONTACT:

Investor Relations: F. Barry Bilson, 410-539-0000;

Media: Mary Athridge, 917-208-1710

LEGG MASON ANNOUNCES REDUCTION IN ASSET BACKED COMMERCIAL PAPER INVESTMENTS IN TWO NON-US LIQUIDITY FUNDS

Baltimore, Maryland – December 28, 2007 - Legg Mason, Inc. (NYSE:LM) announced that it has taken action to reduce the holdings of securities issued by certain asset backed commercial paper (“ABCP”) issuers held by two non-US stable net asset value liquidity funds managed by a subsidiary.  The company acted to enhance the liquidity of the two funds in light of current market conditions and the composition of their portfolios and to provide further support for one of the fund’s portfolio ratings.  Neither fund, nor their shareholders, incurred any loss in connection with the transactions.

As of December 21, 2007, Legg Mason’s liquidity business had $164 billion of assets under management.  Of this amount, exposure to Structured Investment Vehicles (“SIVs”), one type of ABCP, held by liquidity funds has declined substantially as a result of maturities and sales of certain positions.  As a result of the actions announced today, the SIV exposure in liquidity funds has declined to 3.2% of total liquidity assets.  Approximately 1.1% of the liquidity assets are invested in bank-sponsored SIVs, which have been announcing their full support for these programs.  While current market conditions remain challenging, and no guarantees can be given, Legg Mason is confident that its liquidity funds will continue to maintain a stable net asset value and their portfolios are appropriately positioned to continue to satisfy the liquidity needs of investors.

In a Dublin-domiciled fund, Legg Mason reduced the fund’s SIV holdings through (1) a transaction whereby the fund received cash of $890 million for certain SIV securities that were transferred to a major banking institution (the “Bank”) in connection with a total return swap between the Bank and the Company, and (2) Legg Mason purchasing for cash an aggregate of $132 million in principal amount of SIV securities from the fund.    All of the securities in question have scheduled maturities ranging from January to November 2008.   Under the total return swap, Legg Mason is responsible for any loss incurred by the Bank below its purchase price through November 2008 plus a return to the Bank (net of any interest received on the securities) and would benefit from any gain realized by the Bank above its purchase price.  Legg Mason has provided $83 million to collateralize the swap, which may be increased or decreased based on changes in the market value of the underlying instruments or upon any maturity of, or default under, any of the underlying instruments.

In the second non-US fund, Legg Mason has agreed  to acquire for cash an aggregate of $99 million in principal amount of conduit securities issued by Canadian ABCP issuers.  These conduits are currently undergoing a restructuring process in Canada.

Raymond A. “Chip” Mason, the company’s chairman, president and chief executive officer, commented, “This action is consistent with our ongoing efforts to reduce the ABCP exposure in our liquidity funds in light of current stresses in the credit markets.  The actions we are announcing today have meaningfully reduced one fund’s ABCP holdings and essentially eliminated the other fund’s holdings.  These actions are further evidence of our continuing support of our liquidity products in light of current unprecedented market conditions.  We will continue to monitor our liquidity funds carefully and may elect to take additional action in the future if we deem it appropriate.”

As a result of all the liquidity fund support it has provided to date (including the actions announced today), Legg Mason currently expects, based on current market conditions, to accrue an aggregate expense in the quarter ending December 31, 2007 of $89.7 million ($22.2 million, or $0.15 per diluted share, after tax and after giving effect to related adjustments to a revenue sharing agreement with a Legg Mason subsidiary).

The Company will also file a Form 8-K with further details of these transactions.

Legg Mason, Inc. is a global asset management firm, with over $1 trillion in assets under management as of September 30, 2007. The Company provides active asset management in many major investment centers throughout the world. Legg Mason is headquartered in Baltimore, Maryland and its common stock is listed on the New York Stock Exchange (symbol: LM).

This release contains forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see "Risk Factors" in Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and its Quarterly Reports on Form 10-Q.